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                                   EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
The Sherwin-Williams Company
Cleveland, Ohio

     We consent to the incorporation by reference in Registration Statement Number 33-28585 on Form S-8 dated April 28, 1989, Registration Statement Number 33-52227 on Form S-8 dated February 10, 1994, Post-Effective Amendment Number 5 dated April 28, 1989 to Registration Statement Number 2-80510 on Form S-8, and Registration Statement Number 33-22705 on Form S-3 dated June 24, 1988 of The Sherwin-Williams Company and in the related prospectuses of our report dated January 20, 1994, with respect to the consolidated financial statements and schedules of The Sherwin-Williams Company included in the Annual Report (Form 10-K) for the year ended December 31, 1993.



/s/ Ernst & Young

CLEVELAND, OHIO

MARCH 11, 1994

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